SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/04
FILE NUMBER 811-05426
SERIES NO.: 16

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                     2,168
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                       559
              Class C Shares                       518
              Class R Shares                         3
              Institutional Class                  154

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $   11.53
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $   11.47
              Class C Shares                 $   11.47
              Class R Shares                 $   11.51
              Institutional Class            $   11.55